NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE American LLC ("NYSE American" or the "Exchange") hereby notifies the Securities and Exchange Commission (the "Commission") of its intention to remove the entire class of Common Stock; Units, each consisting of one share of common stock, and one-half of one redeemable warrant; Redeemable Warrants, each whole warrant exercisable for shares of common stock at an exercise price of $11.50 per share (the "Securities") of Adit EdTech Acquisition Corp (the "Company") from listing and registration on the Exchange on January 16, 2024, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the Securities are no longer suitable for continued listing and trading on NYSE American. The Exchange has determined that the Company's Securities are no longer suitable for listing pursuant pursuant to Section 119(f) of the NYSE American Company Guide because the Company consummated a business combination transaction without the required authorization from the Exchange. On January 2, 2024, the Exchange determined that the Securities of the Company should be suspended from trading and directed the preparation and filing with the Commission of this application for the removal of the Securities from listing and registration on NYSE American. The Company was notified on January 2, 2024. Pursuant to the above authorization, a press release regarding the proposed delisting was issued and posted on the Exchange's website on January 2, 2024, and trading in the Securities was immediately suspended. The Company had a right to appeal the determination to delist the Securities by a Committee of the Board of Directors of the Exchange, provided it filed a written request for such a review with the Secretary of the Exchange within seven calendar days of receiving notice of the delisting determination. On January 02, 2024, the company stated they do not intend to appeal. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.